EXHIBIT 5.1




                                 August 24, 2001





Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, Oregon  97124

         We have acted as counsel for RadiSys Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 2,000,000 shares of common stock (the "Shares") of the Company of which 1,500,000 shares are issuable in connection with the Company's 2001 Nonqualified Stock Option Plan and 500,000 shares are issuable in connection with the Company's 1996 Employee Stock Purchase Plan, as amended (each a "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

         2. The Shares have been duly authorized and, when issued pursuant to the applicable Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/STOEL RIVES LLP
                                                     STOEL RIVES LLP